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Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT entered into on June 4, 2010 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Seth Krauss (the "Employee").

W I T N E S S E T H :

WHEREAS, the Employer and the Employee entered into an Employment Agreement dated February 28, 2007 (the "Initial Agreement") and an amendment to the Initial Agreement dated March 25, 2008 (the "Amendment"); and

WHEREAS, the Employer and the Employee desire to further revise, restate, replace and supersede the Initial Agreement and the Amendment in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee agree as follows:

1.    Term.    The Employer hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Employer for a period commencing on June 4, 2010 (the "Effective Date") and continuing until June 30, 2013 (such period being herein referred to as the "Initial Term"). After the Initial Term, this Agreement shall be renewable automatically for successive one-year periods (each such period being referred to as a "Renewal Term" and together with the Initial Term referred to as the "Term"), unless, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Employer gives written notice that employment will not be renewed (as the case may be, a "Notice of Non-Renewal").

2.    Employee Duties.

  (a)   During the Term, the Employee shall serve as Executive Vice President and General Counsel and have the duties and responsibilities customarily associated with such position in a company the size and nature of the Company and as periodically assigned to the Employee. Employee shall report directly to the Chief Executive Officer of Employer and the Board of Directors of the Employer (the "Board").

  (b)   The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.

3.    Compensation.

  (a)   During the Term, the Employer shall pay the Employee a salary (the "Salary") at a rate of $525,000 per annum. The Salary shall be payable in equal installments semi-monthly in accordance with the Company's normal payroll practices and procedures in effect from time to time for the payment of salaries to executive officers. For so long as the Term is in effect, such Salary shall be subject to annual review by the Compensation Committee of the Board in consultation with the Chief Executive Officer of the Company.

  (b)   The Employee shall be eligible to receive an annual bonus ("Bonus") with respect to each fiscal year of the Company ("Fiscal Year") during the Term based upon reasonable and appropriate quantitative and qualitative performance targets as determinate by the Compensation

  Committee of the Board in consultation with the Chief Executive Officer of the Company, with a target range of 18.5% to 100% of Salary and a mid-point target payment of 75% of Salary.

  (c)   The Bonus, if earned, for any Fiscal Year during the Term shall be paid within 90 days following the end of such Fiscal Year; provided that the Employee is employed by the Company on such date (subject to the provisions of Section 6(c) hereof).

  (d)   The Employee shall receive a one-time grant of shares of the Company's restricted common stock having a value equal to $750,000 (such number of shares to be calculated as of the Grant Date (as defined below) in accordance with the Company's equity granting practices (the "Sign-on Grant"). The Sign-on Grant will be subject to the terms and conditions of the Take-Two's Incentive Stock Plan ("Stock Plan") and the applicable grant letter. The Sign-on Grant shall be made on the fifth trading day following the filing by the Company of its quarterly report on form 10-Q for the quarter ended April 30, 2010 (the "Grant Date"). The Sign-on Grant will vest solely on a time-based schedule, with one-third of those shares vesting on each of the first, second, and third anniversaries of the Grant Date. Additionally, the Employee shall be eligible to participate in the Company's annual Long Term Incentive Compensation Program at a level commensurate with the Company's other senior executives.

  (e)   Notwithstanding anything in this Agreement to the contrary, in the event that any severance payment to the Employee would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code (the "Excise Tax"), then the amounts of the severance payments payable (each a "Payment") shall be automatically reduced to an amount one dollar less than an amount that would subject the Employee to the Excise Tax; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate Payment to be provided, determined on a net after-tax basis (taking into account the Excise Tax imposed, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).

  (f)    In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Compensation Committee of the Board during or in respect of his employment hereunder.

4.    Benefits.

  (a)   During the Term, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its executive officers and for its employees in general and for which the Employee is eligible (including the Company's MERP Plan). Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

  (b)   During the Term, the Employee shall accrue paid time off ("PTO") days on an annual basis in accordance with the Employer's policy for other senior executives. Currently, the Employee is eligible for twenty-five PTO days per calendar year. PTO days may be taken in the Employee's discretion with, when possible, the prior approval of the Company, and at such times as are not inconsistent with the reasonable business needs of the Company.

5.    Travel Expenses.    All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Employer by the Employee during the Term shall be paid by the Employer in a manner consistent with the Employer's Travel and Entertainment Policy. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses. All travel and lodging arrangements shall be made in accordance with the Employer's regular policies.

6.    Termination.    Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

  (a)   By action taken by the Board, the Employee may be discharged for Cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties hereunder to the Employee, except for payment of Salary through the effective date of termination and as provided in Section 8(g), and the Employee shall have no further obligations or duties hereunder to the Employer, except as provided in Section 7.

  (b)   In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180-day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Company shall pay to the Employee a pro-rata portion of the Employee's mid-point target Bonus for the fiscal year in which such termination occurs based on the number of days worked by the Employee in the Company's fiscal year in which his employment was so terminated, and all outstanding options to purchase common stock and any shares of stock granted to the Employee by the Company but not yet vested shall immediately vest, and the Company shall have no further obligations or duties hereunder to the Employee, except as provided in Section 8(g) of this Agreement.

  (c)   In the event that the Employee's employment with the Employer is terminated by action taken by the Company without Cause (other than in accordance with Section 6(b) above) or by a Notice of Non-Renewal from the Company, then the Employer shall have no further obligation or duties hereunder to the Employee, except for payment of the amounts described in this Section 6(c) and as provided in Section 8(g), and Employee shall have no further obligations or duties hereunder to the Employer, except as provided in Section 7. In the event of such termination, the Employee shall be entitled to a lump sum payment within 30 days following such termination equal to the sum of: (i) an amount equal to one-and-one-half times the Employee's annual Salary at the rate then in effect; (ii) an amount equal to one-and-one-half times the Employee's mid-point target bonus as set out above in Section 3(b); (iii) an amount equal to the "Accrued Bonus" (as hereinafter defined); plus (iv) all unpaid bonuses with respect to the last full fiscal year of the Employee's employment with the Company, if any, that would have been paid but for such termination without Cause. Additionally, for a period of eighteen (18) months from the date of termination, subject to Employee's timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Employer will pay Employee's COBRA medical insurance premium, provided that Employee is eligible and remains eligible for COBRA coverage and provided further that if Employee obtains other employment that offers substantially similar or improved group health benefits, for which the Employee is eligible, the Employer's obligation under this sentence shall immediately cease. In the event of such termination without Cause or upon expiration of the Term as a result of the delivery by the Company to the Employee of a Notice of Non-Renewal, all outstanding options and shares of restricted stock granted to the Employee which have not vested as of the date of such termination shall immediately vest and, as applicable, become immediately exercisable. For purposes of this Section 6(c), the "Accrued Bonus" shall be an amount equal to (x) if such termination occurs on or prior to the last day of the second fiscal quarter of a Fiscal Year, a pro-rata portion of the Employee's mid-point target bonus as set out above in Section 3(b) for the Fiscal Year in which termination occurs based upon the number of days worked by the Employee during such Fiscal Year or (y) if such termination occurs on or after the first day of the third fiscal quarter of a Fiscal Year, 100% of the Employee's mid-point target bonus for such Fiscal Year as set out above in Section 3(b).

  (d)   For purposes of this Agreement, the Employee shall be deemed to have been terminated by the Company without Cause if (i) the Company terminates his employment for any reason other than in accordance with Sections 6(a) or 6(b) above or (ii) the Employee resigns after the occurrence of any of the following events without the Employee's consent: (A) a material breach of this Agreement by the Company; (B) a material diminution in the Employee's title, status, position or responsibilities; (C) a failure by the Company to timely pay any compensation due to the Employee hereunder; (D) a material reduction by the Company in the Salary or any reduction in the target percentage of Salary payable as a Bonus as set forth in Section 3(b) hereof; (E) the assignment to the Employee of duties which are materially inconsistent with the duties set forth in Section 2 hereof; (F) any relocation of Employee's principal place of employment beyond 10 miles from its then current location; (G) the failure of any successor to the Company to assume the obligations of the Company under this Agreement either in writing or by operation of law; provided, however, that, any such resignation by the Employee will not be deemed to have been a termination by the Employer without Cause unless within ninety (90) days of any such event having occurred, the Employee shall have provided the Company with written notice that such event has occurred, afforded the Company thirty (30) days to cure same, and the Company has failed to cure such event within such thirty (30) day period. For the avoidance of doubt, a diminution of the Employee's duties shall be deemed to have occurred, without limitation, if a transaction results in a change in the nature or scope of the Company's business or status that causes a diminution of duties.

  (e)   For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment under this Agreement upon (i) the continued failure by the Employee to substantially perform his duties under this Agreement after receipt of notice from the Company requesting such performance, (ii) the criminal conviction of Employee by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony; (iv) gross negligence on the part of the Employee which significantly affects the Company; or (v) a material failure of the Employee to adhere to the Company's material written policies or to cooperate in any investigation or inquiry involving the Company. The Company shall give written notice to the Employee of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above (in the event employee cures the event giving rise to Cause set forth in such written notice within said 30 day period, Cause for termination shall not exist).

  (f)    Notwithstanding anything herein to the contrary, upon any termination of the Employee's employment, the Employee shall receive from the Company: (i) any earned but unpaid Salary through the date of termination, paid in accordance with Section 3(a) of this Agreement; (ii) reimbursement for any unreimbursed expenses properly incurred through the date of termination under, and paid in accordance with, Section 5 of this Agreement and applicable policies of the Company; (iii) payment for any accrued but unused PTO in accordance with the Company's PTO policy; and (iv) such vested accrued benefits, and other payments, if any, as to which the Employee may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the date of termination ("Accrued Amounts").

  (g)   The Employee may terminate his employment with the Company at any time, for no reason. Upon such termination of employment under this Section 6(g), the Company shall have no further obligations or duties to the Employee hereunder, except for providing the Employee with the Accrued Amounts, and the Employee shall have no further obligations or duties to the Company, except as provided in Section 7.

7.    Confidentiality; Noncompetition.

  (a)   The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities which the Employee came into possession of in the course of his employment with the Company, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, compensation of employees, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. Notwithstanding the foregoing "confidential information" shall not include information relating to the general methodology and mechanics employed by Employee in the performance of his duties with the Company or that Employee can demonstrate was known to him prior to his employment with the Company. The Employee agrees that he will not, during or after his termination or expiration of employment hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee's violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

  (b)   If permitted by the New York Canon of Ethics, the Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following the termination of such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

  (c)   The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly solicit any of the Company's customers, or persons listed on the personnel lists of the Company, to discontinue or alter his, her or its relationship with the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employee, directly or indirectly, disparage the commercial, business or financial reputation of the Company. Except as required by law or legal process, at no time during the Term, or thereafter shall the Employer or any executive officer of the Company, directly or indirectly, disparage the professional, business, financial or personal reputation of the Employee.

  (d)   For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those persons or entities that had a business or employment relationship with the Company during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

  (e)   Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which the Employee acquired in the course of his employment with the Company and are in the possession of the Employee, including all copies thereof, shall be promptly returned to the Company. Anything to the contrary notwithstanding, nothing in this Section 7(e) shall prevent the Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Employee's compensation or relating to reimbursement of expenses, information that the Employee reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Employee's employment.

  (f)    The products and proceeds of Employee's services hereunder that Employee may acquire, obtain, develop or create during the Term that relate to the Company's business, or that are otherwise made at the direction of the Company or with the use of the Company's or its affiliates' facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs and other intellectual properties (collectively, "Works"), shall be considered a "work made for hire," as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name. In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers to the Company, its successors and assigns, the following: (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work ("Derivative Work"); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom. Employee also hereby waives in writing any moral or other rights that he has under state or federal laws, or under the laws of any foreign jurisdiction, which would give him any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle him to receive additional compensation from the Company. Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request, in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world. Employee hereby appoints the officers of the Company as Employee's attorney-in-fact to execute documents on behalf of Employee for this limited purpose

  (g)   The parties hereto hereby acknowledge and agree that (i) the Company may be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages may not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

  (h)   The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(g) hereof, the Company may have the right and remedy to seek to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company if so ordered by an appropriate court or arbitrator.

  (i)    Each of the rights and remedies enumerated in Section 7(g) and 7(h) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

  (j)    It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

8.    General.    This Agreement is further governed by the following provisions:

  (a)    Notices.    All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by facsimile (receipt confirmed) or nationally recognized overnight carrier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

  If to the Employer:

      Take-Two Interactive Software, Inc.
      622 Broadway
      New York, New York 10012
      Attention: Chief Executive Officer

  If to the Employee:

      To the Employee's address on the books and records of the Company.

  (b)    Parties in Interest.    Employee may not delegate his duties or assign his rights hereunder. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; otherwise, the Company may not assign this Agreement at all. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

  (c)    Entire Agreement.    This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer (including, without limitation, the Initial Agreement and the Amendment) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

  (d)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County.

  (e)    Warranty.    Employee hereby warrants and represents as follows:

      (i)  That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

     (ii)  Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

    (iii)  Employee will not disclose any trade secrets relating to the business conducted by any previous employer and agrees to indemnify and hold Employer harmless for any liability arising out of Employee's use of any such trade secrets.

  (f)    Severability.    In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

  (g)    Indemnification.    The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred including, but not limited to, investigating, preparing, pursuing or defending any action, suit, investigation, proceeding, claim or liability if the Employee is made or threatened to be made a party to or witness in any action, suit, investigation or proceeding, or if a claim or liability is asserted or threatened to be asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or any of the Employee's prior employment agreements with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee's willful misconduct or gross negligence). Upon the Employee's request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is an unappealable final determination that Employee is not entitled to indemnification for such expenses. Employee shall be entitled to indemnification under this Section regardless of any subsequent amendment of the Certificate of Incorporation or of the Bylaws of the Company. Further, Employee shall be entitled to be covered by any directors' and officers' liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of such policies. This provision shall survive the expiration or termination of this Agreement. Any payments owed by the Company to the Employee pursuant to this Section shall be paid within ninety days of the Employee's notifying the Company of the expense, which notice from the Employee shall be made within thirty days of the accrual of the expense.

  (h)    Legal Fees.    The Company shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Employee in connection with the negotiation and documentation of this Agreement. In addition, in the event of a claim or other dispute under this Agreement, the Company shall promptly pay or reimburse the Employee for all reasonable legal fees and expenses incurred by the Employee as incurred and submitted for payment or reimbursement provided that, if the Employee is not the prevailing party with respect to the case which is or has become unappealable, then the Employee shall thereafter pay his own costs and expenses in respect thereof and promptly (and in no event more than 14 days after demand therefor by the Company) return to the Company any amounts previously paid by the Company under this sentence with respect to such claim or other dispute. Any payments owed by the Company to the Employee pursuant to this Section shall be paid within ninety days of the Employee's notifying the Company of the expense, which notice from the Employee shall be made within thirty days of the accrual of the expense.

  (i)    Section 409A.    The intent of the parties is that payments and benefits under this Agreement comply either with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively "Section 409A") or comply with one or more exceptions to Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in such manner. In this regard:

      (A)  If any payments hereunder are determined to be "nonqualified deferred compensation" under Section 409A, then such payments shall be made in compliance with the 6-month delay requirement of Section 409A, to the extent such requirement is applicable.

      (B)  Whether the Employee shall have incurred a termination of employment shall be determined based on all relevant facts and circumstances. In situations in which the Employee continues to be carried on the payroll of the Company but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with Final Regulations Section 1.409A-1(h)(1)(ii), or any successor thereto.

      (C)  Any pro-rated Bonus payable pursuant to Section 6 shall be paid at the time and in the form that such Bonus would have been paid but for the Employee's termination of employment.

      (D)  In no event whatsoever shall the Employer be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.

  (j)    Withholding.    The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

  (k)    Execution in Counterparts.    This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Photographic, electronically scanned and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
By:	/s/ BEN FEDER Ben Feder Chief Executive Officer
/s/ SETH KRAUSS Seth Krauss

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  Exhibit 10.2
EMPLOYMENT AGREEMENT